EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated effective as of March 25, 2013 (the “Effective Date”), is by and between Mill City Ventures III, Ltd., a Minnesota corporation (the “Company”), and Douglas M. Polinsky, a resident of State of Minnesota (“Polinsky”).

It is Hereby Agreed as Follows:

1.         Engagement and Acceptance. The Company hereby engages Polinsky, and Polinsky hereby agrees to perform services for the Company as described in Section 2, in accordance with the terms and conditions hereof, for a term commencing as of the Effective Date and continuing thereafter until the three-year anniversary of such date (the “Term”).

2.         Duties. During the Term, Polinsky will serve in the capacity of the Chief Executive Officer of the Company, and the co-manager of the investment portfolio of the Company. In all matters, Polinsky will report solely and directly to the Board. Subject to the oversight of the Board of Directors of the Company (the “Board”), Polinsky will be responsible for management of the Company’s operations and business affairs, including but not limited to (i) implementing the Company’s investment objectives and strategies and (ii) retaining staff and office space and procuring services as appropriate and reasonably necessary to carry out the business of the Company. Polinsky will have such authority and responsibilities as are customarily performed by one holding such positions in the same or similar businesses or enterprises as those of the Company.

3.         Compensation.

(a)         For his services hereunder, following the completion of any fiscal year in which any portion of the Term is in effect, the Company will pay Polinsky as follows (subject in all events to paragraph (b) below and any other limitations under the Investment Company Act of 1940 Act, the “1940 Act”):

(i)         a base salary equal to $50,000 per annum, payable in accordance with normal payroll practices adopted by the Company, which may be increased (but not decreased) on an annual basis at the discretion of the Compensation Committee of the Board;

(ii)         an annual bonus, payable at the discretion of the Compensation Committee of the Board after the conclusion of each fiscal year, in an amount not less than Polinsky’s then-current base salary; and

(iii)         for each fiscal year of the Company, an amount of the Company’s net income for each fiscal year which, when aggregated with the base salary payments under clause (i) above, any annual bonus payments made with respect to such fiscal year under clause (ii), any other perquisites or benefits paid to Polinsky during such fiscal year (collectively, the “Base Compensation”), together with all such Base Compensation and profit-sharing compensation paid to all other officers and employees of the Company, equals twenty percent (20%) of such net income of the Company after taxes. The payments, if any, made pursuant to this paragraph (iii) are referred to herein as the “Profit-Sharing Compensation.” Any Profit-Sharing Compensation to be made under this paragraph shall be calculated based upon the completed audited financials of the Company for the applicable fiscal year and shall be paid as soon as practicable following the completion of such audit. Company officers and employees eligible to receive any Profit-Sharing Compensation shall, among themselves, determine the manner in which they will participate in such compensation and, in the absence of specific direction to the contrary, the Company will be entitled to tender payment of Profit-Sharing Compensation to all such persons ratably. Base Compensation and Profit-Sharing Compensation are collectively referred to as “Compensation.”

(b)         Notwithstanding anything to the contrary contained in this Agreement, the aggregate amount of Base Compensation, Profit-Sharing Compensation and any other compensation or benefits paid or payable hereunder for each fiscal year shall not exceed twenty percent (20%) of the Company’s net income, after taxes.

(c)         During the Term, Polinsky shall be entitled to receive reimbursement for all reasonable and appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

(d)         The Company agrees at all times to remain qualified as a “regulated investment company” as defined in Section 851 et seq. of the Internal Revenue Code of 1986, as amended (the “Code”), and to take all steps and actions necessary to maintain such status, including without limitation to make such elections, registrations, investments and distributions necessary to maintain status as a regulated investment company. The Company agrees that if it shall fail to qualify as a regulated investment company for any reason, net income of the Company for purposes of this Section 3 shall nonetheless be calculated as if the Company were at all times qualified as a regulated investment company.

(e)         Notwithstanding the foregoing, in the event of a termination of Polinsky’s services during the Term, the Company’s obligation to continue to pay Compensation as set forth in this Section 3 shall terminate except as provided for in Section 4.

4.         Termination.

(a)         The Company may terminate this Agreement without Cause upon no less than 30 days prior written notice to Polinsky, and Polinsky may terminate this Agreement for Good Reason upon no less than 30 days prior written notice to the Company (subject, however, to the right of the Company to cure the conditions constituting Good Reason during such 30-day period). If this Agreement is terminated by the Company without Cause, by Polinsky for Good Reason, or if this Agreement terminates due to Polinsky’s death or disability (as reasonably determined by the Company), Polinsky shall be entitled to: (i) Compensation, through the date of such termination, determined in accordance with Section 3(a); and (ii) reimbursement, pursuant to Section 3(c), of business expenses incurred by him through the date of such termination.

(b)         If this Agreement is terminated by the Company for Cause, the Company’s only obligation to Polinsky shall be (i) Compensation, through the date of such termination, determined in accordance with Section 3(a); and (ii) reimbursement, pursuant to Section 3(c), of expenses incurred by him through the date of such termination; provided, however, that the Company may offset against any such payments the amount of any damages sustained by the Company as a result of the conduct constituting Cause.

(d)         For the purposes of this Agreement, “Cause” means (i) Polinsky’s commission of a felony that affects the Company materially or is related, directly or indirectly, to the performance of any of Polinsky’s duties or obligations hereunder, (ii) acts of dishonesty by Polinsky resulting or intending to result in personal gain or enrichment at the expense of the Company, (iii) conduct by Polinsky in connection with his duties hereunder that is fraudulent or grossly negligent, or (iv) conduct constituting a material violation of securities laws or related regulations.

(e)         For the purposes of this Agreement, “Good Reason” means, without Polinsky’s consent, (i) a material and adverse reduction in Polinsky’s responsibilities, position or duties, or (ii) any requirement that Polinsky relocate himself or his family, or (iii) the Company’s material breach of the Agreement. The Company will have 30 days after receipt of notice from Polinsky in writing specifying the deficiency to cure the deficiency that would result in Good Reason.

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5.         Obligation of Confidentiality.

(a)          During the course of Polinsky’s services under this Agreement and in connection with carrying out his duties hereunder, Polinsky will have access to certain material non-public information relating to the Company and not readily available from sources outside the Company. The confidential and proprietary information, in any material respect, of the Company are among its most valuable assets, including but not limited to, information about transactions, contracts, intellectual property, finances, personnel, investment and competitive strategies, sales, financial, marketing, and financial and non-financial information relating to the portfolio investments of the Company. The Company invested, and continues to invest, considerable amounts of time and money in its process, technology, know-how, obtaining and developing the goodwill of its customers, its other external relationships, its data systems and databases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Company. Polinsky acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Company. Polinsky shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by Polinsky in connection with his services under this Agreement which shall not be or become public knowledge, except for any information that is public information (other than information that becomes public information as a result of acts by Polinsky or representatives of Polinsky in violation of this Agreement). Confidential Information shall not include specific items that have become publicly available other than through Polinsky’s unauthorized disclosure. Except as required by law or an order of a court or governmental agency with jurisdiction, Polinsky shall not, during the Term or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall Polinsky use it in any way, except in the course of his services under this Agreement or to enforce any rights or defend any claims hereunder or under any other agreement to which Polinsky is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. Polinsky shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Polinsky understands and agrees that Polinsky shall acquire no rights to any such Confidential Information.

(b)         All files, records, documents, data, evaluation mechanisms and analytics and similar items relating thereto or to the business of the Company, as well as all investor lists, potential portfolio company lists, compilations of research, and marketing techniques of the Company, whether prepared by Polinsky or otherwise coming into Polinsky’s possession in connection with his services under this Agreement, shall be presumed to be Confidential Information under this Agreement and shall remain the exclusive property of the Company. Polinsky shall not remove any such items from the premises of the Company, except in furtherance of Polinsky’s duties under this Agreement.

(c)         As requested by the Company and at the Company’s expense, from time to time and upon the termination of his services under this Agreement, Polinsky will promptly (i) deliver to the Company or (ii) destroy, all copies and embodiments, in whatever form, of all Confidential Information in Polinsky’s possession or within his control (including but not limited to memoranda, records, notes, plans, manuals, notebooks, documentation, flow charts, disks, drives, tapes and all other materials containing or embodying any Confidential Information) irrespective of the location or form of such material. If requested by the Company, Polinsky will provide the Company with written confirmation that all such materials have been delivered to the Company or destroyed as provided herein.

6.         Non-Solicitation or Hire of Employees. During the Term and for a period of 12 months following the termination of the Term (for any reason), Polinsky shall not directly or indirectly solicit or attempt to solicit, any employee of the Company (or any person who was an employee of the Company during the 12-month period immediately prior to the relevant date) to terminate such employee’s employment relationship with the Company in order, in either case, to enter into a similar relationship with Polinsky, or any other person or any entity in competition with the business of the Company.

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7.         Certain Understandings and Agreements. The Company realizes that Polinsky has a variety of business interests and relationships with respect to such business investments that are ongoing. The Company understands that Polinsky is not prepared to terminate these interests, relationships or activities in order to enter into this Agreement. After due consideration of these factors, the Company has determined that the benefits to the Company from Polinsky’s services under this Agreement outweigh any detriment to the Company from the pursuit by Polinsky of such other interests, relationships or activities while serving under this Agreement. Accordingly, the parties have reached the agreements contained in this Section 7:

(a)         During the Term, Polinsky shall not be required to devote his full business time and attention to his duties under this Agreement, but shall devote such time as he believes, in his judgment, is necessary to fulfill his obligations under this Agreement. In this regard, the Company has determined to rely on Polinsky’s professionalism and his determination with such matters and any such determination shall not subject Polinsky to any liability under this Agreement, although the Company retains the right to terminate this Agreement as provided herein.

(b)         The Company realizes that in the course of his activities during the Term, Polinsky may identify, develop or become aware of investment opportunities that are suitable for the Company (“Opportunities”). Opportunities may also be suitable investments for Polinsky or other entities in which Polinsky has an interest or others with whom Polinsky has a relationship (collectively, “Other Parties”). Polinsky agrees that any Opportunities that come to him from a director, officer or employee of the Company or which are submitted to him during the Term in his capacity as a officer or director of the Company or which are primarily investments in the types of securities in which the Company might invest shall be Opportunities of the Company (“Company Opportunities”), and Polinsky will not pursue any such Company Opportunity with any Other Parties, unless (i) Polinsky shall have determined that such Company Opportunity is not suitable for the Company and (ii) the Board, including a majority of the directors on the Board who are not “interested persons” as defined under the 1940 Act, shall have concurred with such determination. With respect to all other Opportunities other than Company Opportunities, Polinsky shall have no obligation to offer such Opportunity to the Company and shall use his own judgment in determining whether to allocate such Opportunity to the Company or to Other Parties, and Polinsky shall have no liability to the Company with respect to any such allocation. Notwithstanding the foregoing, Polinsky may pursue a Company Opportunity on behalf of both the Company and the Other Parties, subject to compliance with applicable law, regulation and any applicable order granted by the United States Securities and Exchange Commission.

8.         General Provisions.

(a)         Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four days after the date of mailing, as follows:

(b)         This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

(c)         Polinsky represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit Polinsky’s ability to perform his obligations under this Agreement, including but not limited to non-competition agreements, non-solicitation agreements or confidentiality agreements.

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(d)         This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(e)         This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles. The parties irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Minnesota, in any action or proceeding brought with respect to or in connection with the Agreement.

(f)         The parties acknowledge and agree that Polinsky’s breach or threatened breach of any of the restrictions set forth in this Sections 5, 6 or 7 will result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law and that the Company shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Polinsky hereby consents to the grant of an injunction (temporary or otherwise) against Polinsky or the entry of any other court order against Polinsky prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 5, 6 or 7. Polinsky also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company against him for such breaches or threatened or attempted breaches.

(g)         This Agreement, and the rights and obligations hereunder, may not be assigned by the parties without written consent signed by the parties.

(h)         This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(i)         If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. Polinsky acknowledges that the restrictive covenants contained in Sections 5, 6 and 7 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

(j)         If any court determines that any of the covenants in Sections 5, 6 or 7, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

(k)         The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

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In Witness Whereof, the parties hereto, intending to be legally bound hereby, have executed this Employment Agreement to be effective as of the Effective Date.

COMPANY:	POLINSKY:

MILL CITY VENTURES III, LTD.

By:	/s/ Joseph A. Geraci, II	/s/ Douglas M. Polinsky
	Joseph A. Geraci, II	Douglas M. Polinsky
Chief Financial Officer

Signature Page –

Employment Agreement with Douglas M. Polinsky